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                                                                    EXHIBIT 4.01


           AMENDMENT TO ARTICLES OF INCORPORATION      MAY 30, 1995

                                 ARTICLE FIVE

     Paragraph 1:     The aggregate number of shares which the corporation is
authorized to issue is 40,200,000, divided into two classes consisting of 200,000 shares designated as Preferred Stock, without par value, issuable in series as hereinafter provided (hereinafter referred to as the "Preferred Stock"), and 40,000,000 shares designated as Common Stock, without par value (hereinafter referred to as the "Common Stock").

     Paragraph 2:     The preferences, qualifications, limitations,
restrictions, and the special or relative rights in respect of the shares of each class hereinabove designated shall be as follows:

       Section 1. Issuance of Preferred Stock in Series. The Preferred Stock may be divided into and issued from time to time as shares of one or more series, each series to be appropriately designated by a distinguishing number, letter, or title prior to the issue of any shares thereof. The Preferred Stock of all series shall be of the same class and of equal rank and shall be identical except as to the terms that may be fixed by the Board of Directors as hereinafter in this Section 1 provided. All shares of each series shall be alike in every particular. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors shall fix and is hereby expressly empowered to fix, in the manner provided by law, the following relative rights and preferences, in respect of any or all of which there may be variations between different series:

               (i) The designation of such series and the number of shares which shall constitute such series, which number may, unless the authorized number of shares of such series shall be limited, be increased or decreased (but not below the number of shares thereof, if any, then outstanding) from time to time by like action of the Board of Directors;

               (ii)   The rate of dividend;

               (iii) The price at and the terms and conditions on which shares may be redeemed;

               (iv) The amount payable on shares of such series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the corporation;

               (v) The amount payable on shares of such series in the event of any involuntary liquidation, dissolution or winding up of the affairs of the corporation;

               (vi) Any sinking fund provisions for the redemption or purchase of shares;

               (vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
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               (viii) Any special voting rights providing for the required approval of a specified proportion of the shares of any series for any specified corporate action;

so far as not inconsistent with the provisions of this Article Five applicable to all series of Preferred Stock. Shares of Preferred Stock shall be issued only as full-paid and nonassessable shares.

       All or any shares of any series of Preferred Stock at any time redeemed, purchased or acquired by the corporation shall be canceled in accordance with law and shall not be reissued as shares of the same series, but shall become authorized and unissued shares of Preferred Stock undesignated as to series.

       Section 2. Dividends. Out of any source lawfully available for the payment of dividends, as and when declared by the Board of Directors, the holders of Preferred Stock of each series shall be entitled to receive dividends at, but not exceeding, the maximum dividend rate fixed for such series and expressed in the certificates therefore, payable at the times fixed for such series and expressed in the certificates therefore, and accruing from the date of original issue of each share of such stock, before any dividends shall be declared or paid or set apart for payment on the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of any Preferred Stock.

       After full dividends on Preferred Stock for all past dividend periods and for the then current dividend period shall have been declared and paid, or set apart for payment, then, and not otherwise, dividends may be declared and paid out of any remaining source lawfully available for the payment thereof upon the Common Stock, share and share alike, to the exclusion of the holders of Preferred Stock.

       Section 3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Preferred Stock of each series shall be entitled to receive in cash for each share thereof the amount fixed for the respective series as herein provided, with an amount equal to any accrued and unpaid dividends thereon to the date fixed for such payment, before any distribution of the assets shall be made to the holders of Common Stock. After such payment shall have been made in full to the holders of the outstanding Preferred Stock or funds necessary for such payment shall have been set aside by the corporation in trust for the account of the holders of the outstanding Preferred Stock so as to be and continue available therefor, the remaining assets of the corporation shall be divided and distributed among the holders of the Common Stock ratably, share and share alike. If, upon such liquidation, dissolution or winding-up, the assets of the corporation distributable aforesaid among the holders of the Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably according to their respective interest among the holders of the Preferred Stock. A consolidation or merger of the corporation or any purchase or redemption of the stock of the corporation or any purchase or redemption of stock of the corporation of any class shall not be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 3.





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       Section 4.     Common Stock.  Subject to the foregoing provisions of
this Article Five, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefore upon the Common Stock of the corporation from time to time.

       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment to the holders of Preferred Stock of the amounts to which they are entitled as hereinbefore provided, the holders of the Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

       Section 5. No Pre-Emptive Rights. No holder of any shares of the capital stock of the corporation shall be entitled as of right to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of this corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation of any class, or bonds, certificates of indebtedness debentures or other securities convertible into stock of this corporation or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

       Section 6. Voting Rights. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

       In all elections for directors every shareholder shall have the right to vote, in person or by proxy, for the number of shares owned by him, for as many persons as there are directors to be elected or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit.





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